EXHIBIT 11


                        Calculation of Earnings per Share

                                                                     Year ended December 31,
                                                                     -----------------------
                                                               1998             1997             1996
                                                               ----             ----             ----
Canadian GAAP
Net loss for the year                                      $(8,673,172)      $(2,995,559)      $(1,314,126)
Weighted average number of common shares o/s for the
year                                                        22,952,233        17,979,443         9,564,501
Loss per share is net loss divided by weighted
average # o/s                                              $     (0.38)      $     (0.17)      $     (0.14)

US GAAP
Net loss for the year                                      $(8,756,755)      $(2,996,976)      $(1,314,126)
Weighted average number of common shares o/s during
the year                                                    22,952,233        17,979,443         9,564,501
Loss per share is net loss divided by weighted
average # o/s                                              $     (0.38)      $     (0.17)      $     (0.14)
Pro-forma loss for the year                                $(8,965,696)      $(5,745,103)      $(1,940,126)
Pro-forma loss per share is pro-forma loss divided
by weighted average # o/s                                  $     (0.39)      $     (.032)      $     (0.20)
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